UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2025

Elite Health Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26575	52-1842411
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1131 W 6th Street
Ontario, CA		91762
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:
(949) 249-1170

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 3.02 Unregistered Sales of Equity Securities

Commencement of a Private Placement

On July 2, 2025, Elite Health Systems Inc. (the “Company”) commenced a private placement of shares of the Company’s common stock for expected gross proceeds of a minimum of $2,000,000 and up to a maximum of $5,000,000 at a price per share of $0.95 (the “Private Placement”).

As of the date hereof, the Company has available authorized shares to sell and issue up to 3,509,076 shares of the Company’s common stock in connection with the Private Placement. In order to issue and sell more than this amount of shares, the Company must increase the number of shares authorized under its Certificate of Incorporation. In conjunction with the Private Placement and the PSS Transaction, as defined and further described in Item 8.01 of this Form 8-K, the Company will seek to amend its Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by 25,000,000, bringing the total number of shares authorized to 50,000,000 shares (the “Amendment’). The share increase under the Amendment is subject to and conditioned upon the approval of the Amendment by the stockholders of the Company. In connection with the Private Placement and certain other matters, including the PSS Transaction, the Company will prepare and file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to which the Board of Directors of the Company will recommend to the stockholders of the Company, among other things, that the stockholders approve the Amendment (the “Proxy Statement”).

For the sale of securities in connection with the Private Placement, no general solicitation will be used, no commissions will be paid, all participants in the Private Placement will be accredited investors, and the Company will rely on the exemption from registration available under Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) with respect to transactions by an issuer not involving any public offering. The Company will file a Form D with the SEC within 15 days of the first date of sale. The Company anticipates that an initial closing of the Private Placement will be completed within a month from date of its commencement and expects to hold multiple closings in connection with the Private Placement.

The Company presently intends to apply substantially all the net proceeds from the Private Placement toward the continued development of the business of Elite Health Plan, Inc. a wholly-owned subsidiary of the Company (“Elite Health”), the integration by the Company of the acquisition contemplated under the PSS Transaction and operational activities to support these efforts. Elite Health has a limited operating history. It was formed in 2017 with the purpose of establishing a managed care organization that will operate as a Medicare Advantage plan for seniors. It is expected that Elite Health will initially operate in the California counties of San Bernadino, Los Angeles, and Riverside with the objective of addressing the growing number of Medicare eligible seniors in these markets, while continuing to explore expansion and applicable licensure in other portions of California and other states including Nevada. The Company disclosed in a Form 8-K dated and filed with the SEC on June 3, 2025 that Elite Health was notified by the Centers for Medicare and Medicaid Services (“CMS”) that CMS has conditionally approved Elite Health’s Contract Year (CY) 2026 Medicare Advantage/Medicare – Prescription Drug (MA-Only/MA-PD) application. To enter into the contract with CMS as an MA/MA-PD organization, CMS must also approve Elite Health’s bid, including formulary, as required by 42 CFR 422 Subpart D and 42 CFR 423 Subpart F.  Additionally, CMS requires that Elite Health must complete all other required pre-implementation activities, including system and data testing.

This current report on Form 8-K is issued in accordance with Rule 135c under the Securities Act, and is neither an offer to sell any securities, nor a solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01 Other Events.

Entry into Non-Binding Letter of Intent

On July 2, 2025, the Company entered into a non-binding letter of intent with Dr. Prasad Jeereddi and Dr. Praveena Jeereddi, the stockholders of Physician Support Systems, Inc. (“PSS”) to pursue a potential transaction whereby the Company, under to the terms of a proposed exchange agreement (“Acquisition Agreement”), would acquire 100% of the outstanding capital stock of PSS from selling stockholders of PSS in exchange for 3,158,000 shares of the Company’s common stock (the “PSS Transaction”). Dr. Prasad Jeereddi, the Company’s Chief Executive Officer, owns 51% of PSS and Dr. Praveena Jeereddi (Dr. Prasad Jeereddi’s daughter) owns 49% of PSS.

The completion of the PSS Transaction is subject to and contingent on a number of factors including: (i) satisfactory completion of due diligence by the Company, (ii) execution of the definitive Acquisition Agreement by the Company and the selling stockholders of PSS, and (iii) the approval by the Company stockholders of the Acquisition Agreement as well as an increase in the authorized common stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2025

Elite Health Systems Inc.

	By:	/s/ Prasad Jeereddi
	Name:	Prasad Jeereddi
	Title:	Chairman and CEO

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